Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

As of March 31, 2025, Phillips 66 Company, a corporation incorporated under the laws of the State of Delaware (the “Guarantor Subsidiary”), has guaranteed each of the senior unsecured debt securities issued by Phillips 66 listed below. Phillips 66 directly owns 100% of the Guarantor Subsidiary. The guarantees (1) are unsecured obligations of the Guarantor Subsidiary, (2) rank equally with all of its other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

Senior Unsecured Debt Securities of Phillips 66 Guaranteed by the Guarantor Subsidiary

•1.300% Senior Notes due February 2026

•3.900% Senior Notes due March 2028

•2.150% Senior Notes due December 2030

•4.650% Senior Notes due November 2034

•5.875% Senior Notes due May 2042

•4.875% Senior Notes due November 2044

•3.300% Senior Notes due March 2052

As of March 31, 2025, Phillips 66 has guaranteed each of the senior unsecured debt securities issued by Phillips 66 Company listed below. The guarantees (1) are unsecured obligations of Phillips 66, (2) rank equally with all of its other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

Senior Unsecured Debt Securities of Phillips 66 Company Guaranteed by Phillips 66

•3.550% Senior Notes due October 2026

•4.950% Senior Notes due December 2027

•3.750% Senior Notes due March 2028

•3.150% Senior Notes due December 2029

•5.250% Senior Notes due June 2031

•5.300% Senior Notes due June 2033

•4.950% Senior Notes due March 2035

•4.680% Senior Notes due February 2045

•4.900% Senior Notes due October 2046

•5.650% Senior Notes due June 2054

•5.500% Senior Notes due March 2055